CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Fund Service Providers” in the Registration Statement on Form N-1A (the “Registration Statement”) for the T. Rowe Price Retirement Income 2020 Fund (one of the portfolios comprising T. Rowe Price Retirement Funds, Inc.).

PricewaterhouseCoopers LLP

Baltimore, Maryland

May 17, 2017